EXHIBIT 10.2

ANALYSTS INTERNATIONAL
INCENTIVE COMPENSATION PLAN

This material is Analysts International confidential and is not to be disclosed to any person other than Analysts International Corporate Officers, the immediate supervisor of the employee to whom it pertains and Analysts International Corporate personnel with a need to know.

ANALYSTS INTERNATIONAL
INCENTIVE COMPENSATION PLAN

Analysts International Corporation (the “Company”) has adopted an Incentive Compensation Plan in which (“Employee”) has become a participant and is hereinafter described:

1. Purpose. The Plan is intended as a means by which the Company can attract and retain the services of key management and other employees through incentive payments based on the performance of the Company. This Plan replaces all prior Incentive Plans and is effective as of January 1, 2006 or for new participants joining the Plan in successive fiscal years, as the case may be, when fully executed by the parties.

The Plan is not intended as a guarantee of continuing employment, the employment relationship between the Company and participants in the Plan being terminable at any time by either the Company or the participant, with or without cause, unless agreed to otherwise in writing between Employee and Company.

2. Terms of participation.

2.1 Eligibility. Before an employee may participate in this Plan, the employee must be designated by Analysts International corporate management or, in the case of an executive officer, the Company’s Compensation Committee as eligible to participate and must execute, if requested by the Company, a non-compete agreement, in such form as the Company may require, protecting the Company’s confidential information and its relationships with customers, prospects and personnel during and after employment. The Company’s failure to request Employee to sign a non-compete agreement in order to participate in this Plan shall in no way modify, amend, terminate or void any non-compete, confidentiality or similar agreement previously signed by the Employee and such agreement shall remain in full force and effect.

2.2 Changes in position or Gross Base Salary. If, during the course of the fiscal year, Employee accepts a new position with the Company or receives a new Gross Base Salary as defined herein, Employee’s incentive distribution, if any, shall be calculated at the rate for the position Employee held at the beginning of the fiscal year, unless otherwise agreed to by the Company in writing.

3. Incentive Compensation.

3.1 Incentive Compensation. Incentive compensation under this Plan shall be as called for in Schedules I issued for successive fiscal years.

3.2 Calculation of Incentive Compensation. Incentive compensation called for in this Section 3 shall be determined on an incremental basis as set forth herein and as further delineated in the Schedule I for the fiscal year specified in that Schedule I.
3.2.1 Gross Base Salary. Incentive compensation under this Plan shall be calculated and determined on the basis of Employee’s Gross Base Salary in effect on the first day of the fiscal year in which the incentive compensation shall be earned, subject to the provisions of Section 2.2.

3.2.2 Process for calculation. On an annual basis, the Chief Financial Officer and/or the Director of Treasury Operations shall determine whether all prerequisites for payment of incentive compensation have been met and shall calculate Employee’s incentive amount based on the Company’s final financial results as determined by the Company’s Chief Financial Officer, subject to: i) any changes that occur during audit of the Company’s books by its independent auditors; and ii) to any limits imposed by the terms and condition of this Plan.

3.2.3 Incentive Amount. The amount of incentive compensation shall be calculated as defined in Schedule I attached hereto and other terms and conditions of the Plan, including but not limited to Sections 3.2.2, 3.2.4.2, 3.2.5.1, 3.2.5.2 and 5.2 hereof.

3.2.4 Distributions.

3.2.4.1 Annual Distributions. Incentive compensation that has been earned and is payable under all terms of this Plan will be distributed on an annual basis only. The Company anticipates that annual distributions will occur during March of the year following completion of the fiscal year in which the Employee earns the incentive compensation

3.2.4.2 Limits on Distributions
(a) Limit on Aggregate Amount. The aggregate amount of distribution paid by the Company under this Plan to all participants shall be subject to the Annual Maximum as defined herein. In the event that the aggregate amount of incentive compensation as calculated exceeds or would exceed the Annual Maximum, the incentive amount for each participant, including Employee, will be recalculated and reduced on a pro rata basis. “Annual Maximum” means the limit on the aggregate amount of incentive distribution paid by the Company under this Plan and shall be no more than thirty percent (30%) of the Company’s pre-tax, pre-incentive profit for any given fiscal year.

(b) Profit Requirements. Unless otherwise specified in the Schedule I for the fiscal year for which payment is to be made, no participant shall receive an incentive distribution under this Plan unless:

(i) the Company is profitable as reported in its financial results filed with the Securities and Exchange Commission; and
(ii) Employee’s “Area of Responsibility,” as defined in Schedule I attached hereto, has achieved at least eighty percent (80%) of its Profit Goal set forth in Exhibit A to Schedule I.

3.2.5 Adjustments to Incentive Compensation.

3.2.5.1  Recalculations. The Company reserves the right to re-compute incentive calculations and/or distributions to determine whether prior calculations of an incentive distribution or award were consistent with the terms of the Plan, including but not limited to Sections 3.2.2, 3.2.4 and 5.2 and the Schedule I for the applicable fiscal year. The calculation of incentive compensation also will be reduced by any cash compensation paid or payable to Employee for the current fiscal year under other incentive compensation arrangements, if any.

3.2.5.2 Recoup of Overpayments. Employee agrees that in the event that a previously received incentive distribution becomes subject to reduction pursuant to Section 3.2.4.2 or any other provision of the Plan, Employee shall re-pay to the Company any excess amount received by Employee immediately upon the Company’s request. If Employee fails to re-pay such amount upon request, Employee agrees and consents to deduction of such excess from his or her next paycheck or paychecks as the case may be.

4. Incentive Protection. Upon the occurrence of an event constituting a Change in Control:

4.1 Neither the Company nor any successor or assign shall have the right to modify, amend or terminate the Plan; and

4.2 In the event of a Change in Control, determination of incentive compensation for the fiscal year will be calculated under Section 3 based on: (i) actual results through the month ended prior to the Change in Control; and (ii) results as projected in the Management Forecast for the remainder of the fiscal year or the six-month period beginning with the month in which the Change of Control occurs, whichever is shorter.

5. General Provisions.

5.1 Eligibility for Distribution. Unless otherwise provided for in writing, in order to be eligible for any distribution or award, Employee must be a full-time employee of the Company as of the date on which the distribution is made.

Without limiting the Company’s right to damages or injunctive relief, a participant must refund all incentive compensation payments received, during his or her last twelve (12) months of employment with the Company if he or she violates any of the provisions of the separate non-compete agreement referenced in Paragraph 2.1 of this Plan.

5.2 Revenue and Profit. Revenue and profit shall be determined by the Company in accordance with the Company’s practices and procedures, and in compliance with applicable rules of accounting and federal and state law and regulations. Specifically, but not by way of limitation, all items of income and expense, and all adjustments to income by way of reserves, write-downs or write-offs and all expenses (including but not limited to bad debt expense, interest and depreciation), shall be recorded when determined by the Company to have been receivable or incurred.

5.3 Definitions. The following terms as used in the Plan shall have the following meanings:

5.3.1 “Board” means the Board of Directors of the Company.

5.3.2 “Change in Control” shall, for purposes of this Plan, mean the acquisition by any person or group or related persons of more than a majority in interest on the outstanding voting stock of Analysts International, or a change in a majority of the Company’s Board of Directors as a result of a proxy solicitation not approved by a majority of the current Board. The change of control shall be deemed to occur as of the date of such change of control.

5.3.3 “Compensation Committee” means the Compensation Committee of the Board.

5.3.4 “Gross Base Salary” means the participant’s regular annual cash compensation, before pre-tax deduction for benefits, if any, paid for the period in the fiscal year during with respect to which Employee’s incentive compensation is being calculated hereunder. Specifically excluded from Gross Base Salary are: (i) amounts grossed up in any of Employee’s compensation for tax reporting purposes; (ii) gain realized on the grant or exercise of stock options and the grant of restricted stock or the lapse of conditions related thereto; (iii) dividends credited to a restricted stock or stock subject to options; (iv) incentive payments; (v) amounts paid for automobile allowance and/or expenses; and (vi) any other amounts determined by the Company to be other than regular monthly cash compensation.

5.3.5 “Management Forecast” means the Company’s pre-tax profit plan for the fiscal year as presented to and approved by the Board.

5.3.6 “Plan Year” means the Company’s fiscal year for which incentive compensation is to be paid.

5.4
Termination and Modification. The Company reserves the right to terminate this Plan or to modify the provisions hereof at any time and from time to time. Such termination or modification shall be effective when issued by the Company.

I certify that the foregoing constitutes the Incentive Compensation Plan as duly adopted.

Colleen M. Davenport

Signature:_________________________________________	Signature:_________________________________________
Employee	Analysts International Corporation

Name:____________________________________________	Name:____________________________________________
Please Print	Please Print

Date:_____________________________________________	Date:_____________________________________________

Targeted Incentive Levels

Executive Officers	Targeted Incentive as percentage of Base Salary
Jeffrey P. Baker	80%
David J. Steichen	50%
Colleen M. Davenport	50%